ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference the 17 day of May, 2012

BETWEEN:

Patriot Minefinders Inc., 606 - 610 Granville Street, Vancouver, BC  V6C 3T3

(the “Assignee”)

AND:

Skanderbeg Capital Partners Inc., Suite 700 – 510 West Hastings Street, Vancouver, BC  V6B 1L8

(“Skanderbeg” or the “Assignor”)

WHEREAS:

A.

San Marco Resources Inc. (“San Marco”) and Skanderbeg entered into an option agreement dated February 28, 2012, attached hereto as Exhibit “A” (the “Option Agreement”) wherein Skanderbeg has an exclusive option to acquire from San Marco an undivided 50% right, title and interest in and to certain mineral claims known as the La Buena Project, located in Mexico as set out in Schedule “A” of the Option Agreement (the “Property”); and

B.

Skanderbeg wishes to assign to the Assignee all of Skanderbeg's right, title and interest in and to the Option Agreement and the Property in accordance with the terms of this Agreement (the “Assignment”).

NOW THEREFORE, in consideration of the sum of $10.00 now paid by the Assignee to the Assignor (the receipt and sufficiency of which are hereby acknowledged by the Assignor), the Assignor covenant and agree as follows:

THE ASSIGNMENT AND ACCEPTANCE

1.

Skanderbeg hereby unconditionally forever assigns and transfers to the Assignee all of Skanderbeg’s right, title and interest in and to the Option Agreement and the Property and all benefits and advantages to be derived therefrom (the “Assignment”).

2.

In consideration for the Assignment, the Assignee hereby agrees to issue 2,500,000 restricted shares of common stock of the Assignee (the “Consideration Shares”), to San Marco (pursuant to section 4(a)(ii) of the Option Agreement) of which 1,000,000 are to be issued by May 31, 2012 upon the delivery of the necessary documentation from San Marco to allow for the issuance of the Consideration Shares pursuant to exemptions from the registration requirements of the United States Securities Act of 1933, as amended (the “1933 Act”).

3.

In consideration for the Assignment, the Assignee hereby agrees to pay CDN$100,000 (the “Cash Consideration”) to the Assignor, to be paid upon execution of this Agreement.

4.

The Assignee hereby covenants and agrees with the Assignor that the Assignee will fully and faithfully abide by all terms and conditions of the Option Agreement and fully and faithfully perform all responsibilities and obligations of the Assignor under the Option Agreement. This includes agreeing to make all monetary and royalty payments to San Marco and all required payments and property expenditures as set out in the Option Agreement.

5.

The Assignor hereby covenants and agrees with the Assignee that the Assignor shall be responsible for the shortfall of any required payments and property expenditures as set out in the Option Agreement that the Assignee has not paid.

6.

The Assignor represents and warrants to the Assignee, with the knowledge that the Assignee relies upon same in entering into this Agreement, that:

(a)

the mineral claims comprising the Property (as defined therein), the Option Agreement and the mineral agreements in respect thereof have been, to the best of the Assignors’ knowledge and belief after due inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof and until the dates set opposite the respective names;

(b)

the Assignor has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform their obligations hereunder, they has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of them enforceable against them in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of their obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of their constituting documents, any resolutions of their partners, any indenture, agreement or other instrument to which they are a party or by which they are bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(c)

there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims comprising the Property or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the knowledge of the Assignors after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Property or otherwise;

(d)

the Option Agreement is in good standing as at the date hereof and no default has occurred therein;

(e)

the Assignor has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and they are duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by their directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Assignors;

7.

The Assignor acknowledges and agrees that:

(a)

the Assignee is entitled to rely on the representations and warranties and the statements and answers of the Assignors contained in this Agreement, and the Assignors will hold harmless the Assignee from any loss or damage it may suffer as a result of the Assignors’ failure to correctly complete this Agreement;

(b)

the Assignor will indemnify and hold harmless the Assignee and, where applicable, its respective directors, officers, employees, agents, advisors and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Assignor contained herein, or in any other document furnished by the Assignor to the Assignee in connection herewith, being untrue in any material respect or any breach or failure by the Assignor to comply with any covenant or agreement made by the Assignor to the Assignee in connection therewith;

8.

The Assignor will at all times hereafter execute and deliver, at the request of the Assignee, all such further documents, deeds and instruments, and will do and perform all such acts as may be necessary or desirable to give full effect to the intent and meaning of this Agreement.  Without limiting the generality of the foregoing, the Assignor will execute such financing statements, financing change statements, notices or directions as may be necessary or advisable to cause all pertinent offices of public record to amend their records to show the interests of the Assignee in the Option Agreement.

9.

Each of the parties to this Agreement acknowledges that such party has read this document and fully understands the terms of this Agreement, and acknowledges that this Agreement has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so

10.

This Agreement will enure to the benefit of the Assignee and its successors and assigns, and will be binding upon the Assignors and their successors and assigns.

11.

This Agreement will be governed by and construed in accordance with the laws in force in the State of Nevada and the parties submit to the non-exclusive jurisdiction of the courts of State of Nevada in any proceedings pertaining to the Assignment or this Agreement.

12.

This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document.  All counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Patriot Minefinders Inc.

Per:        s/  John H. Schweitzer, ESQ.
            Authorized Signatory

            JOHN H. SCHWEITZER, ESQ.

            CEO/DIRECTOR

Skanderbeg Capital Partners Inc.

Per:       s/  Bradley N. Scharfe
            Authorized Signatory

Exhibit A

Option Agreement

OPTION AGREEMENT

THIS AGREEMENT made as of the 28th day of February, 2012

BETWEEN:

SAN MARCO RESOURCES INC.
930 - 650 West Georgia Street,
Vancouver, British Columbia, V6B 4N8

Telecopier No. 604-568-5971

(the "**Optionor**")

OF THE FIRST PART

AND:

SKANDERBEG CAPITAL PARTNERS INC.
510 West Hastings Street, Suite 700
Vancouver, BC V6B 1L8

Telecopier No. 604-687-7165

(the "**Optionee**")

OF THE SECOND PART

WHEREAS:

A. The Optionor is the owner of mineral concessions in Mexico known as 'La Buena Project' and referred to in this Agreement as the 'Property' (as defined below);

B. The Optionor has agreed to grant an exclusive option to the Optionee to acquire a 50% direct or indirect interest in the Property, subject to the Underlying Royalty (as defined below), and the Optionee intends to assign such option and its interest in this Agreement to OTC-co (as defined below), all on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

Execution Copy

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DEFINITIONS

1. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a) "**Affiliate**" means, in relation to a party, a corporation that

(i) controls the party or is a subsidiary of the party, or

(ii) is a subsidiary of or controlled by the same corporation as the party.

For the purposes of the foregoing, a corporation is:

(i) a subsidiary of another corporation if it is controlled by

(A) that other corporation,

(B) that other corporation and one or more corporations controlled by that other corporation, or

(C) two or more corporations controlled by that other corporation,

or if it is a subsidiary of a subsidiary of that other corporation; and

(ii) controlled by another corporation if

(A) shares of the corporation are held, other than as security, by or for the benefit of the other corporation or a corporation controlled by the other corporation, and

(B) the votes carried by such shares are sufficient to elect or appoint a majority of the directors of the corporation.

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For the purposes of this definition, "**corporation**" shall be deemed to include other business entities similar in nature and, in such case, terms used in this definition that are applicable to corporations (such as 'shares' and 'directors') shall be substituted with the equivalent terms applicable to such business entities.

(b) "**Charges**" means all liens, security interests, claims, encumbrances and other similar interests.

(c) "**Corruption Legislation**" means the *Corruption of Foreign Public Officials Act* (Canada) and the *Foreign Corrupt Practices Act* (USA) and any similar legislation applicable to the parties and the Property.

(d) "**Environmental Laws**" means all applicable laws, rules and regulations relating to the protection of the environment, including air, soil, surface water, ground water, biota, wildlife or personal or real property, or to employee and public health and safety, and includes those laws that regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of hazardous substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property.

(e) "**Exploration Expenditures**" means the sum of:

(i) all costs of acquisition (other than payments and share issuances to the Optionor under this Agreement) and maintenance of the Property, all expenditures on the exploration of the Property and all other costs and expenses of whatsoever kind or nature incurred by or chargeable to the Optionee with respect to the exploration of the Property, and

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(ii) as compensation for general overhead expenses which the Optionee may incur, an amount equal to 10% of all amounts included in sub-paragraph (i) in each year but only 5% of such amounts when paid by the Optionee under any contract involving payments totalling in excess of $100,000.

(f) "**Governing Property Laws**" means the laws, orders, rules and regulations of the jurisdiction in which the Property is located, namely, Mexico.

(g) "**Government Official**" means, for the purposes of Corruption Legislation, any official, agent or employee of the government, any political party or an official thereof, any candidate for political office, any official or employee of any public international organization, or any immediate relative (spouse, son, daughter, or parent) of any of the foregoing, including, without limiting the generality of the foregoing, any employee or official of any company which is majority-owned or controlled by the government, any employee or official of any company which is in the process of being privatized in whole or in part, and any person who is purporting to act in a private capacity, but who otherwise is a Government Official within the meaning of this definition.

(h) "**Joint Venture**" means the joint venture to be formed between the Optionor and the Optionee after the exercise of the Option for the continued exploration and, if warranted, development and commercial operation of the Property.

(i) "**NewMex-co**" means a Mexican company to be incorporated by the Optionor for the purposes of holding the Property for the purposes of this Agreement.

(j) "**Option**" means the sole and exclusive right and option to acquire, on the terms set out in this Agreement, a 50% undivided interest in and to (i) the Property free and clear of all Charges, except for the Underlying Royalty and any Charges set out in Schedule 'A', or (ii) following the transfer of the Property into NewMex-co, a 50% interest in NewMex-co.

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(k) "**Option Period**" means the period from the date of this Agreement to and including the date of exercise or termination of the Option.

(l) "**OTC-co**" means a company incorporated under the laws of the state of Nevada the shares of common stock of which are listed or quoted for trading on the OTC Bulletin Board and to which this Agreement will be assigned by the Optionee.

(m) "**Property**" means the mineral interests described in Schedule 'A' hereto including any replacement or successor mineral interests, and all mineral and mining interests derived from any such interests. Any reference herein to any mineral interest comprising the Property includes any other mineral and mining interests into which such mineral interest may have been converted.

(n) "**Property Rights**" means all licenses, permits, easements, rights-of-way, certificates and other approvals respecting the Property obtained by either of the parties before or after the date of this Agreement and necessary for the exploration and, if warranted, development and commercial operation of the Property.

(o) "**Shares**" means the 2,500,000 shares in the common stock of OTC-co to be issued to the Optionor pursuant to the exercise of the Option.

(p) "**Underlying Royalty**" means the royalty on production from the Property payable to a subsidiary of Golden Minerals Company of Golden, Colorado pursuant to an agreement among the Optionor, Golden Minerals Company and their respective Mexican subsidiaries dated December 23, 2010 which royalty varies from 1.5% (if the price of gold is less than US$ 800 per ounce) to 2.5% (if the price of gold is more than US$ 950 per ounce) of 'net returns' as defined in that agreement.

(q) "**$**" means United States of America dollars.

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REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

2. The Optionor represents and warrants to and covenants with the Optionee (and, for the purposes hereof, any reference to the Optionor includes, as applicable, any Affiliates through which it holds, directly or indirectly, an interest in the Property) that:

(a) it is entitled to hold, and has all necessary powers and authority to hold its interest in, the Property and the Property Rights under the Governing Property Laws and deal with them in accordance with the terms of this Agreement and will remain so entitled until the interests of the Optionor in the Property which are subject to the Option have been duly transferred to the Optionee as contemplated hereby or the Option has been terminated;

(b) it is, and at the time of the transfer to the Optionee of an interest in the mineral interests comprising the Property pursuant to the exercise of the Option it will be, the recorded holder and beneficial owner of all of the mineral interests comprising the Property free and clear of all Charges except for the Underlying Royalty and as noted on Schedule 'A', and no taxes, rentals or other obligations to maintain the Property are, or at the time of such transfer will be (unless due to the Optionee's default), due in respect of the Property;

(c) the Optionor holds (i) conventional property, proprietary or contractual interests and rights (including all surface rights, access rights, exploration rights and other necessary rights) respecting the Property under the Governing Property Laws pursuant to valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, which are currently sufficient to permit the exploration for the minerals relating thereto, and all such interests and rights are valid and subsisting in good standing and not in default under Governing Property Laws, and (ii) all necessary surface rights, access rights and other necessary rights and interests relating to the Property granting the right and ability to explore for minerals, ore and metals for development and mining purposes and which are appropriate in view of the rights and interests therein of

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the Optionor with only such exceptions as do not materially interfere with the use made by the Optionor of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above are currently in good standing in the name of the Optionor;

(d) the mineral interests comprising the Property have been, to the Optionor's knowledge and belief, duly and validly issued pursuant to the Governing Property Laws and, except as specified in Schedule 'A' and accepted by the Optionee, are in good standing under the Governing Property Laws with respect to all filings, fees, taxes, assessments, work commitments or other conditions;

(e) there are not any adverse claims or challenges against or to the ownership of or title to any of the mineral interests comprising the Property nor, to the Optionor's knowledge and belief, is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof and no person has any royalty or other interest whatsoever in production from the Property other than the Underlying Royalty and as set out in Schedule 'A';

(f) there is not presently outstanding against the Optionor any judgment, decree, injunction, rule or order of any court, governmental authority or arbitrator which would have a material adverse effect upon the Property;

(g) the Optionor has not received notice and the Optionor has no knowledge of any proposal to terminate or vary the terms of or rights attaching to the Property from any government or other regulatory authority or of any challenge to the Optionor's right, title or interest in the Property;

(h) the Property is not subject to any restriction that would impair the development of a mining project thereon, other than as set out in Schedule 'A';

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(i) to the Optionor's knowledge and belief, no portion of the Property lies within any protected area, rescued area, reserve, reservation or special land use region designated by any governmental authority having jurisdiction that would impair the development of a mining project on such land;

(j) conditions on and relating to the Property respecting all past and current operations thereon carried out by the Optionor, and to the Optionor's knowledge and belief, any predecessors in title, are in compliance in all material respects with all applicable laws, including all Environmental Laws;

(k) the Optionor has kept records and made all filings required to be kept or made by it by all applicable Environmental Laws in respect of the Property;

(l) no contaminant has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, issued, sprayed, inoculated, abandoned, buried, incinerated, thrown, placed, exhausted, dumped or allowed to escape (a "**Release**") at, on or under the Property by the Optionor or its contractors and agents contrary to any applicable Environmental Law, no oral or written notification of the Release of a contaminant has been filed by or on behalf of the Optionor in connection with the Property which would subject the Optionor to corrective or response action or any other liability under any applicable laws, including without limitation, Environmental Laws and the Optionor is not aware of any Release which may subject the Property to corrective or response action or any other liability under any applicable laws, including without limitation, Environmental Laws;

(m) the Optionor does not know of any facts or circumstances related to environmental matters relating to the Property that could reasonably be expected to lead to any environmental claims, liabilities or responsibilities and the Optionor has complied with all regulations, orders, directives and notices received by it from and all requests for information made by the relevant environmental protection authorities;

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(n) the Optionor has not received any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon and the Optionor has not received any request for information, notice or claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any contaminant in connection with the Property;

(o) there are no temporarily suspended mining operations or abandoned projects which would require closure plans or site rehabilitation in respect of any of the Property or operations thereon;

(p) the prospecting work, processes, undertaking and other operations carried out by or on behalf of the Optionor in respect of the Property have been carried out in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining, engineering and metallurgical practices and, to the Optionor's knowledge and belief, all such work, processes, undertaking and other operations are in compliance with all applicable national, state and local laws, by-laws, ordinances, permits, rules, regulations and orders or decisions rendered by any governmental or quasi-governmental ministry, department or administrative or regulatory agency;

(q) the Optionor has not received notice of the existence of condemnation, expropriation or similar proceedings affecting the Property;

(r) it does not possess or control any material information respecting the geological features of the Property that it has not disclosed to the Optionee;

(s) this Agreement constitutes a legal, valid and binding obligation of the Optionor enforceable against it in accordance with its terms subject to the usual

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qualifications with respect to bankruptcy and availability of equitable remedies being within the discretion of a court;

(t) there is no person acting for or purporting to act at the request of the Optionor who is entitled to any finder's or similar fee in connection with the transactions contemplated herein;

(u) the Optionor is in exclusive possession of the Property;

(v) during the Option Period, the Optionor shall take all actions and do all things necessary or desirable to ensure that (i) no liabilities are incurred on the Property other than with the written consent of the Optionee, and (ii) the Property remains free and clear of all Charges arising from the Optionor's activities thereon or in respect thereof;

(w) it is aware that the Shares will be subject to restrictions on disposition under applicable securities laws and that the certificates representing the Shares will be endorsed with legends to that effect;

(x) it is aware the Optionee and its Affiliates are subject to and, as a matter of corporate policy comply with, Corruption Legislation and the Optionor has not, directly or indirectly, made nor will it make any payment of money, or gift of anything of value, directly or indirectly, to any Government Official for the purpose of securing or inducing the act, decision, influence, or omission of such Government Official to obtain, retain, or direct business, or secure any improper advantage, for the Optionor or any of its Affiliates or for any other person in connection with the Property or this Agreement, including any indirect payments or commitments in any situation where the person making the payment knows, believes or is aware of the possibility that the person receiving the payment will pass the payment through, in whole or in part, to a Government Official for such purposes;

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(y) it has been duly created and validly exists as a corporation in good standing under the laws of the jurisdiction in which it exists;

(z) it has, or will have at the time of performance thereof, duly obtained all corporate, regulatory, governmental and other authorizations for the execution and performance of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any such authorizations or any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the constating documents of the Optionor or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which it is bound or to which it or the Property may be subject or affected;

(aa) the Property is not the whole or substantially the whole of the undertaking of the Optionor;

(bb) promptly after the execution of this Agreement and subject to receiving the necessary consents and favourable tax and accounting advice, the Optionor shall transfer the Property into the name of NewMex-co; and

(cc) no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

The representations, warranties and covenants contained in this section are provided for the exclusive benefit of the Optionee, shall survive the execution of this Agreement and any transfers, assignments, deeds or further documents respecting the Property and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without

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prejudice to its rights in respect of any other breach of the same or any other representation, warranty or covenant.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE

3. The Optionee represents and warrants to and covenants with the Optionor (and, for the purposes hereof, any reference to OTC-co means or includes, as applicable, any Affiliates through which it will, directly or indirectly, acquire or hold an interest in the Property) that:

(a) the Optionee and OTC-co have been duly created and validly exists as a corporation in good standing under the laws of the jurisdiction in which each of them exists;

(b) the Optionee and OTC-co have, or will have at the time of performance thereof, duly obtained all corporate, regulatory, governmental and other authorizations for the execution and performance of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the constating documents of the Optionee and OTC-co or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee or OTC-co is a party or by which either of them is bound;

(c) no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or OTC-co or the placing of the Optionee or OTC-co in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(d) in entering into this Agreement it has relied upon its own investigations, appraisals and estimates as to the value and status of the Property;

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(e) it is aware the Optionor and its Affiliates are subject to and, as a matter of corporate policy comply with, Corruption Legislation and the Optionee and OTC-co have not, directly or indirectly, made nor will they make any payment of money, or gift of anything of value, directly or indirectly, to any Government Official for the purpose of securing or inducing the act, decision, influence, or omission of such Government Official to obtain, retain, or direct business, or secure any improper advantage, for the Optionee, OTC-co or any of their Affiliates or for any other person in connection with the Property or this Agreement, including any indirect payments or commitments in any situation where the person making the payment knows, believes or is aware of the possibility that the person receiving the payment will pass the payment through, in whole or in part, to a Government Official for such purposes;

(f) it does not possess or control any material information respecting the geological features of the Property that it has not disclosed to the Optionor;

(g) at the time of the assignment of this Agreement by the Optionee to it, OTC-co will have an authorized share capital of no less than 75,000,000 common shares, par value $0.01, an issued share structure of approximately 40,000,000 free-trading common shares and a further 20,000,000 restricted common shares held by one of its directors, and will not have any liabilities except liabilities incurred pursuant to the terms of this Agreement;

(h) OTC-co's common stock is registered with the United States Securities and Exchange Commission (the **"SEC"**) pursuant to the provisions of Section 12(g) of the United States Securities Exchange Act of 1934, as amended (the **"Exchange Act"**);

(i) OTC-co has filed with the SEC all documents required to have been filed pursuant to the United States Securities Act of 1933, as amended (the **"Securities Act"**) and the Exchange Act and is not, and will not be, during the Option Period

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in default of any requirement of such legislation or the rules and regulations made thereunder;

(j) except as disclosed in each report, schedule, registration statement and proxy statement filed by OTC-co with the SEC since its incorporation (as such documents have since the time of their filing been amended, the "**SEC Documents**"), the SEC Documents complied, as of their respective dates, in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k) no event since the date of the last SEC Document has occurred that would require OTC-co to file a current report on Form 8-K other than the execution of this Agreement;

(l) the Chief Executive Officer and Chief Financial Officer of OTC-co have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof as if required to be made as of such dates pursuant to, the United States Sarbanes-Oxley Act of 2002, as amended, and related rules and regulations promulgated by the SEC, and the statements contained in such certifications are complete and correct and OTC-co has not received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications;

(m) quotations for OTC-co's common stock are currently entered on the OTC Bulletin Board, and OTC-co is in substantial compliance with all applicable listing and quotation standards, if any, of OTC Bulletin Board;

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(n) OTC-co will file with the SEC a "Form 10 information" as that term is defined in Rule 144(i)(3) forthwith after the execution of this Agreement and provide a copy thereof and confirmation of filing to the Optionor;

(o) at the time of delivery to the Optionor, the Shares will be duly authorized and validly allotted and issued as fully paid and non-assessable;

(p) on the date of receipt by the Optionor of the certificate or certificates representing the Shares, every consent, approval, authorization, order and agreement required for the issuance of the Shares and the delivery to the Optionor of such certificate or certificates to be valid will have been obtained and will be in effect;

(q) should OTC-co file with the United States Securities and Exchange Commission, before the first anniversary of the expiry of the Option Period, a registration statement under the Securities Act of 1933, as amended, of the United States to register its shares of common stock for distribution or resale in the United States, the Optionor shall be entitled to have the Shares registered at OTC-co's expense, subject to the discretion of underwriters to reduce the size of the registration or offering in respect of the Shares; and

(r) until the second anniversary of the expiry of the Option Period, OTC-co will, (i) file, on a timely basis, all reports and other filings required to be made by OTC-co under the Exchange Act and the rules and regulations thereunder, and (ii) not terminate the registration of its common stock under Section 12(g) of the Exchange Act.

The representations, warranties and covenants contained in this section are provided for the exclusive benefit of the Optionor, shall survive the execution of this Agreement and any transfers, assignments, deeds or further documents respecting the Property and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without

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prejudice to its rights in respect of any other breach of the same or any other representation, warranty or covenant.

GRANT AND EXERCISE OF OPTION

4. The Optionor hereby grants the Option to the Optionee which shall be exercisable on the following terms.

(a) The Option shall be exercised by the Optionee:

(i) paying $400,000 to the Optionor as follows

(A) $100,000 on or before March 6, 2012,

(B) a further $100,000 on or before December 31, 2012,

(C) a further $100,000 on or before December 31, 2013, and

(D) a further $100,000 on or before December 31, 2014;

(ii) allotting and issuing the Shares, as fully paid and non-assessable, to the Optionor as follows

(A) 1,000,000 Shares immediately after the assignment of this Agreement to OTC-co but not later than May 31, 2012,

(B) a further 500,000 Shares on or before December 31, 2012, and

(C) a further 1,000,000 Shares on or before December 31, 2014;

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(iii) providing the Optionor with $6,000,000 to be used to pay for Exploration Expenditures to be incurred by the Optionor on behalf of the Optionee, as follows

(A) $1,000,000 in respect of Exploration Expenditures to be incurred on or before December 31, 2012, the funding of such Exploration Expenditures being mandatory and not optional notwithstanding that the Optionee may have elected to terminate this Agreement,

(B) a further $500,000 in respect of Exploration Expenditures to be incurred on or before December 31, 2013, the funding of such Exploration Expenditures being mandatory and not optional notwithstanding that the Optionee may have elected to terminate this Agreement, and

(C) a further $4,500,000 in respect of Exploration Expenditures to be incurred on or before December 31, 2014.

If, in any of the above periods, the Optionee funds (I) less than the required Exploration Expenditures, it may pay to the Optionor the shortfall between the amount it actually funded and the required Exploration Expenditures before the expiry of that period in full satisfaction of the Exploration Expenditures to be funded, or (II) more than the required Exploration Expenditures, the excess shall be carried forward and credited against the Exploration Expenditures to be funded in succeeding periods or to the Optionee's costs under the Joint Venture.

For the purposes of incurring such Exploration Expenditures, the Optionor will be the exploration operator and the annual exploration programs will be mutually agreed upon by it and the Optionee (through a management committee consisting of two representatives of each party, each having

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one vote and the Optionor having a casting vote and as further provided on Schedule 'B') no later than March 31, 2012 for the expenditures to be incurred in 2012 and January 15th of each year thereafter. The Optionor shall be entitled to invoice the Optionee in advance for up to three months of proposed exploration and shall not be obligated to commence any work if the Optionee has not provided funding pursuant to such invoice at least one month before such work is scheduled to begin. In consideration of the foregoing services, the Optionor shall be entitled to a fee equal to 10% of all Exploration Expenditures incurred on the Property and funded by the Optionee, which fee shall constitute an Exploration Expenditure; and

(iv) OTC-co or third parties nominated or designated by it subscribing, by no later than March 31, 2012, for at least C$ 400,000 of the Optionor's equity securities on the same terms as under a private placement to be carried out with various third parties and, if the Optionor fails to publicly announce such private placement by that date or does not require the Optionee to subscribe for such securities, the Optionee shall not be obligated to subscribe for such securities in order to exercise the Option.

(b) If and when the Option has been exercised:

(i) a 50% undivided right, title and interest in and to the Property shall vest in the Optionee free and clear of all Charges except for those set out in Schedule 'A' and the Underlying Royalty and

(ii) the Optionor and Optionee shall form the Joint Venture and enter into a formal agreement (the "**Joint Venture Agreement**") containing the principal terms set out on Schedule 'B' and such other terms as are commonly found in Canadian mining joint venture agreements.

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TRANSFER OF PROPERTY

5. Forthwith after the exercise of the Option by the Optionee, the Optionor shall deliver to the Optionee duly executed transfers of the appropriate interest in NewMex-co which shall have been acquired by the Optionee and the relationship of the parties and the exploration, development and operation of the Property shall be governed by the Joint Venture Agreement and, if necessary, an appropriate shareholders agreement. Prior to the exercise of the Option, the Optionee shall be entitled, if possible under the Governing Property Laws, to record this Agreement or a memorandum in respect of this Agreement against the title to the Property at its own cost.

RIGHT OF ENTRY

6. Throughout the Option Period, the directors, officers and employees of the Optionee and its agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a) enter thereon and inspect, at all reasonable times and at their own risk and expense, all work being conducted on the Property, and the Optionee shall indemnify the Optionor against and save it harmless from all costs, claims, liabilities and expenses that the Optionor may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionee while on the Property; and

(b) exclusive and quiet possession thereof, subject to the Optionor's right to carry out the exploration programs pursuant to this Agreement.

OBLIGATIONS OF THE OPTIONOR DURING OPTION PERIOD

7. During the Option Period, the Optionor shall:

(a) carry out, so long as the Optionee has provided the Optionor with the necessary funding pursuant to section 4, such exploration on the Property as is necessary to

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incur the appropriate Exploration Expenditures in accordance with the terms of this Agreement;

(b) maintain the Property in good standing under the Governing Property Laws by the doing and filing of assessment work or the making of payments in lieu thereof, the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such interests free and clear of all Charges arising from the Optionor's activities thereon except those at the time contested in good faith by the Optionor;

(c) record, if possible under the Governing Property Laws, all exploration work carried out on the Property by the Optionor as assessment work;

(d) obtain all corporate, regulatory, governmental and other authorizations to permit the Exploration Expenditures to be incurred pursuant to this Agreement;

(e) do all work on the Property in a good and proper fashion in accordance with the Governing Property Laws and applicable industry standards;

(f) permit the Optionee, at its own expense, reasonable access to the factual, non-interpretative results of the work done on the Property during the last completed calendar year;

(g) deliver to the Optionee, forthwith upon receipt thereof, copies of all reports, maps, assay results and other factual, non-interpretative technical data compiled by or prepared at the direction of the Optionor with respect to the Property; and

(h) indemnify and save the Optionee harmless in respect of any and all costs, claims, damages, liabilities, penalties and expenses arising out of or related to, directly or indirectly, the Optionor's activities on the Property, but the Optionor shall incur no obligation hereunder in respect of claims arising or damages suffered after

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termination of the Option if, upon termination of the Option, any workings on or improvements to the Property made by the Optionor or its Affiliates, as the case may be, are left in a safe condition and in compliance with the Governing Property Laws and Environmental Laws.

TERMINATION OF OPTION BY OPTIONEE

8. The Option shall terminate:

(a) upon the Optionee failing to fund any expenditure, make any payment or issue any Shares, within the time specified in this Agreement, to exercise the Option; or

(b) at any other time, by the Optionee giving not less than 30 days notice of such termination to the Optionor.

If the Option is terminated, the Optionee shall:

(a) have provided the Optionor with sufficient funds to leave the Property in good standing under the Governing Property Laws for a period of at least 12 months from the termination of the Option Period;

(b) not have caused any Charges to be registered against the Property other than those arising from the Optionor's activities thereon or as set out in Schedule 'A' and the Underlying Royalty; and

(c) deliver to the Optionor such releases, transfers and other documents as are necessary to transfer to the Optionor all of Optionee's interest in the Property.

TRANSFERS BY OPTIONEE

9. The Optionee may transfer all, but not less than all, of its interest in and to the Option and Property to OTC-co and, following such assignment, OTC-co may not sell, transfer or otherwise dispose of any portion of of its interest in and to the Option and Property other than to an

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Affiliate of OTC-co provided that, in either case, OTC-co and the Affiliate shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

(a) a covenant to perform all the obligations of the Optionee under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such Affiliate;

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph; and

(c) a covenant to transfer such interest back to the Optionee should the Affiliate cease to be an Affiliate of the Optionee.

No assignment by the Optionee of any interest in the Option and Property shall discharge it from any of its obligations hereunder.

SURRENDER OF PROPERTY INTERESTS
PRIOR TO TERMINATION OF OPTION PERIOD

10. The Optionee may elect, at any time during the Option Period, to exclude any one or more of the interests comprising the Property by giving notice to the Optionor of such intention at least 20 days in advance. Upon any such exclusion, the interests so excluded shall for all purposes of this Agreement cease to form part of the Property and, if title to such interests has been transferred to the Optionee, the Optionee shall retransfer such title, in consideration of $1.00, to the Optionor at the Optionee's expense. The exclusion of one or more mineral concessions comprising the Property shall not modify, in any way, the consideration required for the exercise of the Option or any other provision of this Agreement.

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FORCE MAJEURE

11. If the Optionee is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour, power, fuel or equipment shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee, other than lack of funds, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing under the Governing Property Laws. The Optionee shall give prompt notice to the Optionor of each event of force majeure and, upon cessation of such event, shall give the Optionor notice of such cessation and particulars of the number of days by which the obligations of the Optionee hereunder have been extended due to such event of force majeure.

CONFIDENTIAL INFORMATION

12. No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable stock exchange or securities or corporate laws, regulations or policies.

ARBITRATION

13. All questions or matters in dispute under this Agreement, other than those respecting Governing Property Laws, shall be submitted to, and subject to, binding arbitration under the provisions of the *Commercial Arbitration Act* of British Columbia (the "**Act**") and the following terms (which shall govern if inconsistent with the Act):

(a) It shall be a condition precedent to the right of any party to submit any matter to arbitration that it must first give not less than 10 days notice of its intention to do so to the other party, together with particulars of the matter in dispute. If, on the expiration of such 10 days, the question or dispute has not been resolved, the

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party which gave such notice may refer the matter to arbitration as provided in paragraph (b).

(b) The party desiring arbitration shall appoint one arbitrator and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint another arbitrator. If the other party fails to consent to the first arbitrator or appoint a second arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If a second arbitrator is appointed, the two arbitrators so named shall unanimously agree, within 15 days of the appointment of the second arbitrator, on the appointment of a third arbitrator to act with them and be chairman of the arbitration. If the two arbitrators are unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Act.

(c) The arbitrator, or if there is more than one, at least one of the arbitrators, must have significant experience in the Canadian mineral exploration industry and knowledgeable of Canadian law.

(d) The chairman, or if only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and such arbitrator shall preside over the arbitration and determine all questions of procedure not provided for under the Act or this section.

(e) After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award in writing, and deliver it to each of the parties. The expense of the arbitration shall be paid as specified in the award.

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(f) The award of such arbitrator or, if there are more than one, a majority of the arbitrators shall be final and binding upon each of the Optionor and Optionee. Any award shall not include incidental, consequential, exemplary or punitive damages.

DEFAULT

14. If, at any time during the Option Period, the Optionee is in default of any provision in this Agreement (other than the provisions of section 4 respecting payments, funding and issuance of Shares to the Optionor, for which no notice of default need be given), the Optionor may terminate this Agreement, but only if:

(a) it shall have first given to the Optionee a notice of default containing particulars of the default; and

(b) the Optionee has not, within 45 days following delivery of such notice of default, cured such default or commenced and is diligently pursuing proceedings to cure such default.

Should the Optionee fail to comply with the provision of paragraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee.

RULE AGAINST PERPETUITIES

15. If any right, power or interest held by or to be acquired by any party in the Property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate on the expiration of 20 years after the date of this Agreement.

NOTICES

16. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for, and telecopier number of, such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by

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telecopier, shall be deemed conclusively to be the next day in the recipients' jurisdiction on which banks are open for business. Either party may, at any time, notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

17. This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

18. No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be consent to or a waiver of any other breach or default.

19. The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

20. Any payment under this Agreement from one party to another shall be net of all withholding and similar taxes and, if a specific amount of payment is required, the payor shall increase the size of the payment before such withholdings so that the net amount paid is the specific amount required hereunder.

21. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

22. Except in respect of local matters respecting the Property, which shall be governed by the Governing Property Laws, this Agreement shall be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein.

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23. This Agreement shall be subject to the approval of all regulatory authorities having jurisdiction.

24. Time shall be of the essence in this Agreement.

25. Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

SAN MARCO RESOURCES INC.

Per:

Signature

JULIE CAPSTICK

Name

CFO

Position

SKANDERBEG CAPITAL PARTNERS INC.

Per:

Signature

Bradley N. Scharfe

Name

Partner

Position

Schedule 'A'
THE PROPERTY

Description

Title	File No.	Name of Concession	Hectares	Municipality	State	Title	
						Commencement	Expiry
229764	93/28057	La Pinta 06	7,875.2374	Mazapil	Zacatecas	13 Jun. 2007	12 Jun. 2057
235623	093/28900	La Pinta 15 Fracc. II	21.7473	Melchor Ocampo	Zacatecas	26 Jan. 2010	25 Jan. 2060
235566	093/28898	La Buena	602.9967	Melchor Ocampo	Zacatecas	19 Jan. 2010	18 Jan. 2060

Charges and Underlying Royalties

The Property is subject only to the Underlying Royalty.

Map

LEGEND
TERTIARY
CRETACEOUS
JURASSIC
alluvium and colluvium
lithic flow tuff
monzonite and latite subvolcanics
Intrusion matrix breccia
Quartz Monzonite Porphyry
metasediments
skarn
granodiorite intrusive
dike
Parras Fm.; calcareous siltstones
Caracol Fm.; siltstone & sandstone
Indidura Fm.; siltstone, sandstone & thin-bedded limestone
Cuesta del Cura Fm.; limestone with chert beds
La Peña Fm.; mudstone/siltstone
Cupido Fm.; massive limestone
Cupido Fm. lower member mudstone/wackestone
La Caja Fm.; calcareous siltstones
Zuloaga Fm.; thick-bedded limestone
fault, dashed where inferred
thrust fault, teeth on upper plate
overturned plunging anticline
plunging anticline
strike and dip of bedding
abandoned mine
La Buena concession boundary
La Buena Project
8500 hectares

A-2

Schedule 'B'
JOINT VENTURE TERMS

The terms and conditions on which the Joint Venture shall be operated are:

1. A management committee shall govern the conduct of the Joint Venture on the following basis

   (a) each party shall have one representative on the committee,

   (b) each party shall have that number of votes as is proportionate to its interest in the Property,

   (c) all decisions shall be made by a simple majority,

   (d) in case of an equality of votes, the operator shall have a casting vote,

   (e) meetings of the committee shall be held in Vancouver, British Columbia, unless a different place is chosen and agreed upon by both parties, and

   (f) a quorum for a meeting shall consist of parties holding at least 75% of the outstanding votes.

2. The Optionor shall be the operator of the Joint Venture so long as it holds at least a 50% interest and otherwise complies with the terms of the Joint Venture Agreement.

3. The operator of the Joint Venture shall be entitled to a fee to cover its overhead costs equal to 10% of the exploration costs, 1% of the development costs and 3% of the operating costs.

4. Once a decision is made to take the Property into the pre-feasibility stage, with a view that a feasibility study, development and commercial production may follow, then the parties shall, if for business, tax or other commercial reasons it is in their mutual best interests to do so, transfer the Property to a new company with the parties as shareholders and appointing representative directors in proportion to their respective interests in the Property.

5. Each party's interest in the Joint Venture shall be that percentage equal to its actual and deemed expenditures divided by the actual and deemed expenditures of both parties. At the inception of the Joint Venture the actual and deemed expenditures of each party shall be as follows:

Party	Interest (initial)	Cash Payments (1)	Value of Share Issuances (1)	Exploration Carried Out (1)	Prior Exploration Costs (1) (2)
Optionor	50.00%	$400,000	$1,000,000	$6,000,000	$7,400,000
Optionee	50.00%	$400,000	$1,000,000	$6,000,000	$7,400,000
Totals	**100.00%**	**$800,000**	**$2,000,000**	**$12,000,000**	**$14,800,000**

(1) Actual and deemed.
(2) Total of columns to the left, and rounded to nearest thousand.

6. Programs of exploration and development shall be prepared by the operator and provided to the parties for their election whether or not to participate. If a party elects

(a) not to participate in a Program, the other party may elect whether to solely fund the entire program and, if it does, the first party's interest shall be diluted and each party's interest shall be adjusted as set out in paragraph 5. If a party's interest is thereby reduced to less than 10%, its interest shall be converted into a 10% net profits royalty payable in accordance with Schedule 'C', and

(b) to participate in a Program, but fails to provide its funds when required to do so (the operator not being able to cash call more than three months in advance) its interest shall be forfeited to the other party without any compensation therefor.

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7. Each party shall have a 60 day right of first refusal on any proposed disposition of their respective interests in the Property arising from a third party offer and a 60 day right of first offer should either party wish to dispose of its interest (which entitles the non-disposing party the right to make, within a period of 60 days, the first offer to acquire the interest proposed to be sold by the disposing party which, if not accepted, entitles the disposing party to dispose of the interest for no less than offered by the non-disposing party).

8. Disputes shall be resolved by arbitration held in Vancouver, British Columbia.

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Schedule 'C'

NET PROFITS ROYALTY

1. OBLIGATION

1.1 If any party (the "**Royalty Holder**") becomes entitled to a royalty equal to a percentage of Net Profits (the "**Net Profits Royalty**") pursuant to the Joint Venture Agreement, each party which is not a Royalty Holder (an "**Owner**") shall separately calculate, as at the end of each calendar quarter, the Net Profits Royalty as follows:

2. CALCULATION & PAYMENT OF ROYALTY

2.1 When an Owner is first entitled to receive a Net Profits Royalty, the Operator shall establish a Royalty Account to which it shall debit:

(a) Pre-production Expenditures;

(b) Working Capital;

(c) Operating Losses;

(d) Post-production Capital Expenditures;

(e) Interest Charges; and

(f) Reserve Charges.

2.2 The Operator shall apply Net Profits first to reduce the amounts debited to the Royalty Account. While there is any debit balance in the Royalty Account, the Owner shall retain all Product or Net Profits (in proportion to their Interests if more than one Owner). Whenever the Royalty Account shows no debits, Net Profits in an amount equal to the credit balance in the

Royalty Account shall be distributed to the Royalty Holder in an amount equal to the applicable Net Profits Royalty, and the balance to the Owner.

2.3 The Operator shall debit or credit amounts to the Royalty Account, whichever is applicable, on a monthly basis and distribution of Net Profits shall be made on an interim basis within 20 days of the end of each month. A final settlement of the distribution of Net Profits shall be made within 90 days of the end of each calendar year. The Owner shall be entitled to deduct any overpayment of Net Profits as revealed in the annual calculation for purposes of the final settlement from future payments due to the Royalty Holder. Any underpayment shall be paid by the Owner to the Royalty Holder forthwith.

2.4 The Owner shall at all times maintain adequate records which shall be made available to the Royalty Holder in order that the Royalty Holder may verify the correctness of any entries in the Royalty Account or in the determination of Net Profits. The Owner shall utilize methods of weighing and sampling ore which are generally accepted within the industry.

2.5 All profits, losses and expenses resulting from an Owner engaging in any commodity futures trading, option trading, metals trading, metal loans, and any other hedging transactions or any combination thereof (collectively "**hedging transactions**") are specifically excluded from calculations of Royalty payments pursuant to the Joint Venture Agreement. All hedging transactions shall be for the Owner's sole account and shall not affect the calculation and payment of the Royalty which shall be calculated and paid in accordance with the Joint Venture Agreement without regard for any hedging transactions. The amount of Royalty to be paid on all metals subject to hedging transactions shall be determined without reference to such hedging transactions by using:

(a) in the case of gold, silver or platinum group metals ("**Precious Metals**"), the spot price of the relevant Precious Metal on the day on which refined Precious Metals are delivered to or credited to the account of the Owner by the smelter, refinery or other purchaser where the spot price of

C-2

(i) gold shall be the price of gold designated as the 'P.M. Fix' for gold on the London Bullion Market; and

(ii) silver or platinum group metals shall be the price thereof as quoted by, and at the closing of, the New York Commodity Exchange,

on the day of such delivery or credit; and

(b) in the case of all other metals, the price of the applicable metal on the day such other metal is delivered to or credited to the account of the Owner by the smelter, refinery or other purchaser determined from a source generally accepted in the mining industry as accurately reflecting the price for such metal on the day and in the place of such delivery or credit.

3. DEFINITIONS

3.1 The following words, phrases and expressions shall have the following meanings:

(a) "**Interest Charges**" means an amount obtained by applying the prime rate at the time the calculation is made plus 1% to the month end debit balance in the Royalty Account. The amount so obtained shall be debited to the Royalty Account at the time of calculation.

(b) "**Net Profits**" means, in any month, the amount by which Revenue exceeds Operating Costs.

(c) "**Operating Costs**" means all costs of commercial production categorized as 'operating costs' by accounting practice generally used in the Canadian mining industry including all taxes, royalties and other levies except for federal and provincial corporate income taxes but not including any charges for depreciation, depletion or amortization. Operating Costs shall also include a reasonable charge

C-3

for administration and management not to exceed 3% of all other Operating Costs.

(d) "**Operating Losses**" means the amount by which Operating Costs exceed Revenue in any month after the commencement of commercial production.

(e) "**Post-production Capital Expenditures**" means all expenditures made by the Owner after the commencement of commercial production from the Property to acquire or construct assets having a useful life of more than one year or on development or expansion of a mine or other production facilities the cost of which would be charged on a unit of production basis in accordance with accounting principles generally used in the Canadian mining industry.

(f) "**Pre-production Expenditures**" means all money provided and spent by the Owner on the Property prior to the commencement of commercial production including, without limiting the generality of the foregoing, all money provided and spent by the Owner exploring, developing and equipping the Property for production, completing Feasibility Reports, maintaining the Property in good standing, constructing all facilities necessary to commence commercial production on the Property, constructing or acquiring infrastructure or facilities off of the Property but required for commercial production, and on making any other expenditures related to the achievement of commercial production.

(g) "**Reserve Charges**" means an amount to be established by estimating the cost of rehabilitation which will have to be spent after commercial production has terminated and a portion of that cost will be charged monthly to the Royalty Account over a reasonable period of time commencing no sooner than five years prior to the termination of commercial production.

(h) "**Revenue**" means all money received by the Owner for the sale of Minerals or any Assets the cost of which has been previously charged to the Royalty Account.

C-4

(i) "**Royalty Account**" means the account to be established by the Operator for purposes of calculating the amount of the Royalty Holder's royalty.

(j) "**Working Capital**" means all monies spent by the Owner for working capital prior to the date when commercial production on the Property generates sufficient revenue to satisfy working capital requirements.

C-5